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                                                                    EXHIBIT 99.1

FMC Corporation Commences Exchange Offer for Senior Secured Notes

FMC Corporation (NYSE: FMC) announced today that it has commenced an exchange offer to exchange up to $355,000,000 aggregate principal amount of its 10 1/4% Senior Secured Notes due 2009 that have been registered under the Securities Act of 1933, as amended, for an identical principal amount of its outstanding, 10 1/4% Senior Secured Notes due 2009 that were issued in a private placement on October 21, 2002. The Company's registration statement relating to the exchange offer became effective on March 18, 2003.

The exchange offer will expire on April 17, 2003, at 5:00 p.m. New York City time unless extended by the Company. No additional proceeds will be raised in connection with the exchange offer.

The exchange offer is by prospectus only, and this notice is not an offer for the sale of any securities. Copies of the prospectus and transmittal materials governing the exchange offer may be obtained from the Exchange Agent, Wachovia Bank, National Association, by calling Tiffany Williams at (704) 590-7409.

FMC Corporation is a global, diversified chemical company serving agricultural, industrial and specialty markets for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,700 people throughout the world. FMC Corporation divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

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